Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report dated April 1, 2019 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

San Francisco, California
February 12, 2020